Exhibit 10.8

May 5, 2020

Krystina Jones

Dear Ms. Jones:

You were previously granted (i) an award (the “RSU Award”) of 9,878 restricted stock units (the “RSUs”) pursuant to the terms of the KLDiscovery Inc. 2019 Incentive Award Plan (the “Plan”) and an award agreement thereunder (the “RSU Award Agreement”) and (ii) an option (the “Option”) to purchase 29,913 shares of KLDiscovery Inc.’s (the “Company”) common stock pursuant to the terms of the Plan and an award agreement thereunder (the “Option Award Agreement”).  As discussed, set forth below are the terms of our mutual agreement regarding changes in certain terms of the RSUs and the Option granted to you.

Effective as of the date hereof, you agree to forfeit, for no compensation, 3,000 of the RSUs subject to the RSU Award (the “Forfeited RSUs”) so that the shares otherwise subject to the Forfeited RSUs may be allocated to other participants in the Plan.  Furthermore, effective as of the date hereof, you agree to forfeit, for no compensation, a portion of the Option with respect to 6,000 shares of Company common stock subject to the Option (the “Forfeited Option Portion”) so that the shares otherwise subject to the Forfeited Option Portion may be allocated to other participants in the Plan. You will cease to have any rights with respect to the Forfeited RSUs and Forfeited Option Portion as of the date hereof.  The RSU Award Agreement is hereby amended so that the “Number of RSUs” set forth therein shall equal 6,878 (the “Retained RSUs”), and the Option Award Agreement is hereby amended so that the total number of “Shares Subject to the Option” shall equal 23,913 (the “Retained Option Portion”), all to be reduced ratably from the vesting tranche.

Except as expressly set forth in this letter agreement, the RSU Award Agreement, the Option Award Agreement, and the terms of your other contracts and compensatory arrangements with the Company remain unchanged and continue in full force and effect in accordance with and subject to their terms.  For the avoidance of doubt, the Retained RSUs will continue to be subject to the terms of the Plan and the RSU Agreement, and the Retained Option Portion will continue to be subject to the terms of the Plan and the Option Agreement.

This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.

Please indicate your agreement to the foregoing by returning a countersigned copy of this letter to me.

Sincerely,

/s/ Andy Southam

Andy Southam

General Counsel

Accepted and agreed:

/s/ Krystina Jones

Krystina Jones

KLDiscovery Inc

8201 Greensboro Drive, Suite 300kldiscovery.com

McLean, VA 22102